Exhibit 99.1

AAMENDMENT NUMBER FIVE TO THE
LOWE’S 401(K) PLAN

This Amendment Number Five to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan; and
WHEREAS, the Company desires to amend the Plan to update and clarify the Plan’s in-service withdrawal provisions;
NOW, THEREFORE, the Company hereby amends the Plan effective as of June 1, 2016, as follows:
1.    The first sentence of Section 10(b) of the Plan shall be replaced with the following:
“An Employee who is a Participant may request a one-time withdrawal of his entire Capital Accumulation after he attains age 59½ or after he incurs a disability. For purposes of this Section 10(b), ‘disability’ shall mean a disability for which the Employee has been determined by the Social Security Administration to be entitled to Social Security disability income benefits.”
2.    The Plan, as amended herein, shall continue in full force and effect in all other respects.
IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 7th day of June, 2016.

LOWE’S COMPANIES, INC.

By:	/s/ Jennifer L. Weber
Jennifer L. Weber Chief Human Resources Officer